Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FISCAL 2009 SECOND QUARTER RESULTS

Expense Control, Working Capital Management and Improving Gross Margins Drive Results

WALNUT CREEK, CALIFORNIA, May 6, 2009 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its second quarter ended March 28, 2009.

The Company reported net sales of $476 million in the quarter, a decline of two percent compared to $485 million in the comparable fiscal 2008 period. The Company reported operating income of $57.2 million, an increase of 28 percent compared to $44.7 million in the year ago period. Net interest expense was $5.5 million compared to $9.5 million a year ago. Net income for the quarter was $33.0 million, or $0.47 per fully diluted share compared to net income of $20.4 million or $0.28 per fully diluted share in the year ago period. Branded products sales decreased one percent to $409 million. Sales of other manufacturers’ products declined five percent to $67 million. Depreciation and amortization was $7.2 million compared to $8.1 million in the year ago period. The quarter-ending leverage ratio was 3.6x.

“We made progress in the quarter against our three principal operating objectives as we strive to return to ‘on profile’ performance,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “We reduced our investment in working capital by $68 million compared to last year. We lowered selling, general and administrative expenses by $12 million and improved gross margins 70 basis points. We believe we are strengthening our foundation to support future growth.”

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Fiscal second quarter net sales for the Garden Products segment were $248 million, a decrease of two percent from $254 million in the comparable fiscal 2008 period. Operating income for Garden Products was $36.7 million compared to $26.1 million in the year ago period. Branded products sales declined $2 million to $219 million. Sales of other manufacturers’ products declined $4 million to $29 million. Fiscal second quarter net sales for the Pet Products segment were $229 million, a decline of one percent compared to the fiscal 2008 period. Operating income for the Pet Products segment was $31.9 million, compared to $28.2 million in the year ago period. Branded products sales were $190 million, a decrease of $3 million compared to last year. Sales of other manufacturers’ products were $38 million, unchanged compared to last year.

For the six months ending March 28, 2009 of fiscal 2009, the Company reported net sales of $769 million compared to $798 million in the comparable 2008 period, a decline of four percent. Operating income for the period was $54.5 million compared to an operating loss of $346 million in the year ago period. Net income for the six months ending March 28, 2009 was $26.8 million compared to a net loss of $269 million in the comparable 2008 period. Earnings per diluted share were $0.38 compared to loss of $3.77 per share per fully diluted share in the year ago period. Included in the year-to-date results for fiscal 2008 was a non-cash, pre-tax charge of $400 million, or $290 million net of taxes, related to goodwill impairment as prescribed by SFAS No. 142 “Goodwill and Other Intangible Assets.” Also included in the year-to-date results for fiscal 2008 was a pre-tax gain of $11.1 million, or $6.8 million net of taxes, related to the sale of properties and legal settlement proceeds. Adjusted net income and earnings per share in the first six months of fiscal 2008, excluding the impact of the impairment, the gain on sale of properties and legal settlement proceeds was $14.5 million, or $0.20. Branded product sales declined four percent and sales of other manufacturers’ products also declined four percent. Depreciation and amortization for the first six month period was $14.7 million compared to $16.1 million in the year ago period.

The Company will discuss its second quarter results on a conference call today at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 1-888-713-4217 and passcode 6744 9650 (domestic) or 617-213-4869 and passcode 6744 9650 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/ or you may link directly to the webcast on our website at
http://phx.corporate-ir.net/phoenix.zhtml?c=93879&p=irol-calendar. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

In order to simplify your registration process, you may pre-register at the following link:
https://www.theconferencingservice.com/prereg/key.process?key=PMGDBX9AU. By pre-registering, you may bypass the operator and go directly to the teleconference with a unique PIN number as soon as the call begins. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

Re-play dial-in numbers for the call will be available for three weeks: 888-286-8010 and passcode 2226 6800 (domestic) and 617-801-6888 and passcode 2226 6800 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEEDTM and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 26, 2008, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 29, 2008	March 28, 2009	March 29, 2008	March 28, 2009
Net Sales	$484,688	$476,425	$798,473	$768,967
Cost of Goods Sold and Occupancy	324,878	315,872	544,341	522,933

Gross Profit	159,810	160,553	254,132	246,034
Selling, General and Administrative Expenses	115,160	103,397	200,096	191,544
Goodwill and Other Impairments	—	—	400,000	—

Income (Loss) from Operations	44,650	57,156	(345,964)	54,490
Interest Expense	(9,780)	(5,751)	(21,285)	(12,635)
Interest Income	266	270	554	602
Other Income (Expense)	1,191	(131)	1,674	(1,081)

Income (Loss) Before Income Taxes (Tax Benefit) and Minority Interest	36,327	51,544	(365,021)	41,376
Income Taxes (Tax Benefit)	15,403	17,980	(96,411)	14,127
Minority Interest	471	544	463	413

Net Income (Loss)	$20,453	$33,020	$(269,073)	$26,836

Net Income (Loss) Per Share:
Basic	$0.29	$0.48	$(3.77)	$0.38
Diluted	$0.28	$0.47	$(3.77)	$0.38
Weighted Average Shares Used in the Computation Of Net Income (Loss) Per Share:
Basic	71,427	69,122	71,295	70,122
Diluted	72,035	69,872	71,295	70,588

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 29, 2008	March 28, 2009	September 27, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$7,577	$8,545	$26,929
Accounts Receivable - Net	342,528	317,713	260,639
Inventories	416,848	380,156	349,499
Other Current Assets	33,953	40,030	34,686

Total Current Assets	800,906	746,444	671,753
Property and Equipment - Net	196,204	168,536	174,013
Goodwill	204,562	207,173	201,499
Other Intangible Assets – Net	98,797	105,520	107,404
Deferred Income Taxes and Other Assets	131,827	84,505	104,649

Total	$1,432,296	$1,312,178	$1,259,318

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$126,946	$137,558	$133,364
Accrued Expenses	92,510	94,571	84,345
Current Portion of Long-Term Debt	3,350	3,322	3,340

Total Current Liabilities	222,806	235,451	221,049
Long-Term Debt	692,141	543,629	519,807
Other Long-Term Obligations	4,740	6,379	7,037
Minority Interest	2,297	1,003	2,667
Shareholders’ Equity	510,312	525,716	508,758

Total	$1,432,296	$1,312,178	$1,259,318

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net loss for the six months ended March 29, 2008. Adjusted net income and earnings per share, which excludes the impact of the impairment of goodwill and gains from the sale of properties and a legal settlement, is a non-GAAP financial measure. We believe that it is useful as a supplemental measure in assessing the performance of our operating business. This measure is used by our management, including our chief operating decision maker, to evaluate business results. We exclude goodwill impairment and gains from the sale of properties and a legal settlement, because it is not representative of the on-going results of operations of our business. Below is a reconciliation of this non-GAAP measure to net loss for the six months ended March 29, 2008, excluding the goodwill impairment and gains from the sale of properties and a legal settlement.

	Dollars (in millions)	EPS
Reconciliation of Net Loss to Adjusted Net Income:
Net Loss	$(269.1)	$(3.77)
Adjusted for Goodwill Impairment Charge, Net of Taxes	290.4	4.07

Adjusted Net Income and Earnings per Share	$21.3	$0.30
Less: Gain on Sale of Properties and Legal Settlement Proceeds, Net of Taxes	(6.8)	(0.10)

Adjusted Net Income	$14.5	$0.20